Exhibit 21

RED LION HOTELS CORPORATION
List of Subsidiaries of Red Lion Hotels Corporation as of December 31, 2019

Name	State of Organization

Red Lion Hotels Holdings, Inc. (1)	Delaware
Red Lion Hotels Franchising, Inc. (1)	Washington
Red Lion Hotels Canada Franchising, Inc. (1)	Washington
Red Lion Hotels Management, Inc. (1)	Washington
Red Lion Hotels Limited Partnership (1)	Delaware
RLS Balt Venture, LLC (1)	Delaware
WestCoast Hotel Properties, Inc. (1)	Washington
Red Lion Anaheim, LLC (1)	Washington
RLabs, Inc. (1)	Washington
RLS Atla Venture LLC (2)	Delaware
RL Venture LLC (3)	Delaware
RLS DC Venture LLC (4)	Delaware

(1)	Each of these subsidiaries is directly or indirectly wholly owned by Red Lion Hotels Corporation.

(2)	Red Lion Hotels Corporation owns 55% of the member interests in this limited liability company, which wholly owns one Delaware limited liability company.

(3)	Red Lion Hotels Corporation owns 55% of the member interests in this limited liability company, which wholly owns one Delaware limited liability company that holds one hotel property.

(4)	Red Lion Hotels Corporation owns 55% of the member interests in this limited liability company, which wholly owns one Delaware limited liability company that holds one hotel property.